                                                                    Exhibit 12.1

                             School Specialty, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                           Three Months
                                              Ended                                 Fiscal Year (1)
                                             July 26,     ------------------------------------------------------------------------
                                               2003           2003           2002           2001           2000           1999
                                           ------------   ------------   ------------   ------------   ------------   ------------
Earnings
   Income before income taxes              $     44,459   $     66,037   $     36,300   $     21,006   $     33,635   $     17,615
   Plus:
      Fixed charges                               4,885         20,840         20,052         18,941         15,003         14,084
      Amortization of capitalized
       interest                                      12             48             28             --             --             --
   Less interest capitalized during
    period                                           --             --            240             --             --             --
                                           ------------   ------------------------------------------------------------------------
                                           $     49,356   $     86,925   $     56,140   $     39,947   $     48,638   $     31,699
                                           ============   ========================================================================
Fixed Charges
   Interest (expensed or capititalized)    $      3,865   $     16,042   $     15,964   $     16,393   $     12,767   $     12,267
   Estimated portion of rent expense
    representative of interest                      643          2,675          2,519          1,958          1,661          1,349
   Amortization of deferred financing
    fees                                            377          2,123          1,569            590            575            468
                                           ------------   ------------------------------------------------------------------------
                                           $      4,885   $     20,840   $     20,052   $     18,941   $     15,003   $     14,084
                                           ============   ========================================================================
Ratio of earnings to fixed charges                 10.1            4.2            2.8            2.1            3.2            2.3
                                           ============   ========================================================================

<F1>
(1) All fiscal years presented were 52 weeks, except for fiscal 2000, which had 53 weeks.